                                                                    EXHIBIT 99.1

                          APPALACHIAN BANCSHARES, INC.
                REPORTS RECORD EARNINGS FOR ITS FISCAL YEAR ENDED
                                DECEMBER 31, 2002

Ellijay, Georgia - (PR Newswire) - March 12, 2003 - Appalachian Bancshares, Inc. (the "Company") (Other OTC: APAB.PK), today, announced that net income for its fiscal year ended December 31, 2002, was $2,668,008, compared to net income of $2,538,098 for the fiscal year ended December 31, 2001, representing an increase of $129,910.00 or 5.12 percent. Earnings per share were $0.90 and $0.89 for the fiscal years ended December 31, 2002, and December 31, 2001, respectively. Diluted earnings per share were $0.84 and $0.82 for the fiscal years ended December 31, 2002, and December 31, 2001, respectively.

Tracy R. Newton, President and Chief Executive Officer of the Company, stated that, "It gives great pleasure to me and to J. Ronald Knight, our Chairman of the Board, to inform our shareholders and friends of our record earnings in 2002. It should also be noted that, in 2002, our total banking assets grew to more than $384,000,000, up from $320,000,000 at the end of 2001, an increase of more than 20 percent. A substantial portion of our growth can be attributed to the outstanding efforts of Ruth Jordan, our Community President, and the members of her team, in successfully opening the office of Appalachian Community Bank, in Blue Ridge, Georgia. Our Blue Ridge office opened for business on February 7, 2002, and provides a full range of banking services to our customers in Fannin County and surrounding areas. Plans are now underway to build our permanent, state-of-the-art, banking facility in Blue Ridge, to be conveniently located adjacent to CVS Drug Store, on Highway 515."

Mr. Newton further commented that, "Our shareholders and friends should also take note that our annual shareholders' meeting, again, will be held in late May, in the Community Room at the Gilmer County Bank in Ellijay, Georgia. We anticipate that the Company's notice of meeting, annual report, proxy statement, and other information regarding the annual shareholders' meeting, will be mailed to our shareholders in late April. We appreciate your continued support and look forward to seeing you at our annual meeting."

Appalachian Bancshares, Inc., is a bank holding company that owns all of the outstanding shares of capital stock of Appalachian Community Bank. The Company, through Appalachian Community Bank, engages in a full range of banking services in northern Georgia, through banking offices located in Ellijay, Blue Ridge and Blairsville, Georgia. The banking office of the Company which is located in Ellijay, Georgia, is operated under the trade name of "Gilmer County Bank".

Please contact Tracy R. Newton, Chief Executive Officer, or Alan R. May, Executive Vice-President, with any questions or requests for additional information, at 706-276-8000.

Certain statements in the release contain "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995, which statements can generally be identified by the use of forward-looking terminology, such as "may," "will," "expect," "estimate," "anticipate," "believe," "target," "plan," "project," "continue," or the negatives thereof, or other variations thereon or similar terminology, and are made on the basis of management's plans and current analyses of the Company, its business and the industry as a whole. These forward-looking statements are subject to risks and uncertainties, including, but not limited to, economic conditions, competition, interest rate sensitivity and exposure to regulatory and legislative changes. The above factors, in some cases, have affected, and in the future could affect, the Company's financial performance and could cause actual results for 2003 and beyond to differ materially from those expressed or implied in such forward-looking statements, even if experience or future changes make it clear that any projected results expressed or implied therein will not be realized.

                       STATEMENT OF CONDITION - CONDENSED


ASSETS (IN THOUSANDS)                                        12/31/02            12/31/01
                                                             ---------           ---------
 Cash, due from banks, and fed funds sold                    $  22,458           $   6,812
 Interest bearing deposits with other banks                      8,399                 746
 Securities available for sale                                  40,375              49,394

 Loans                                                         298,086             250,569
 Allowance for loan loss                                         3,242               2,995
    Loans, net                                                 294,844             247,574

 Premises and equipment                                          8,771               6,845
 Other assets                                                    9,177               8,308
    TOTAL ASSETS                                             $ 384,024           $ 319,679


LIABILITIES AND STOCKHOLDERS' EQUITY (IN THOUSANDS)
 Deposits
    Non interest-bearing                                     $  21,897           $  16,834
    Interest bearing                                           294,386             247,194
       Total deposits                                          316,283             264,028
 Federal funds purchased and securities
    sold under repurchase agreements                             5,929               3,665
 Other borrowings                                               34,736              29,654
 Other liabilities                                               1,457               1,741
    TOTAL LIABILITIES                                          358,405             299,088

 Stockholders' equity:
 Common stock
                                                                    33                  31
 Capital surplus                                                16,429              14,926
 Retained earnings                                              10,496               7,828
 Treasury stock                                                 (1,788)             (2,255)
 Accumulated other comprehensive income                            449                  61
    TOTAL STOCKHOLDERS' EQUITY                                  25,619              20,591
    TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY               $ 384,024           $ 319,679


                STATEMENT OF EARNINGS - CONDENSED




(in thousands)                                              YEAR ENDED          YEAR ENDED
                                                            12/31/2002          12/31/2001
                                                            ----------          ----------
Total interest income                                        $  22,914           $  24,763
Total interest expense                                          11,173              13,675
NET INTEREST INCOME                                             11,741              11,088
Provision for loan loss                                          1,028               1,295
Total other income                                               2,915               1,538
Total other expenses                                             9,954               7,830
INCOME BEFORE TAXES                                              3,674               3,501
Income tax expense                                               1,006                 963

NET INCOME                                                   $   2,668           $   2,538

PER SHARE DATA
   (year to date)
Net income - basic                                           $    0.90           $    0.89
Net income - diluted                                         $    0.84           $    0.82